As filed with the Securities and Exchange Commission on November 30, 1998
                                            Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 NEOPHARM, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                    8731                51-0327886
     (State or other          (Primary Standard      (I.R.S. Employer
     jurisdiction of             Industrial           Identification
    incorporation or         Classification Code          Number)
      organization)                Number)

                               100 Corporate North
                                    Suite 215
                           Bannockburn, Illinois 60015
                                 (847) 295-8678
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                                 JAMES M. HUSSEY
                      President and Chief Executive Officer
                                 NEOPHARM, INC.
                               100 Corporate North
                                    Suite 215
                           Bannockburn, Illinois 60015
                                 (847) 295-8678
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                            LAWRENCE B. FISHER, ESQ.
                       ORRICK, HERRINGTON & SUTCLIFFE LLP
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 506-5000

      Approximate  date of  commencement of proposed sale to the public:
As soon as  practicable  after the effective  date of this  Registration
Statement.

      If any of these securities being registered on this Form are being offered pursuant to a dividend or reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE


                                                        Proposed            Proposed maximum        Amount of
   Title of each class              Amount to be     maximum offering          aggregate         registration
 of Securities to be registered      registered     price per security      offering price(1)          fee
--------------------------------   --------------   ------------------      -----------------    -------------
Common Stock underlying             1,674,134             $4.90               $8,203,257           $2,281.00
Redeemable Common Stock
Purchase Warrants

Representative's Warrants           135,000               $0.0001             $13.50               $0.00(2)
to Purchase shares of
Common Stock and Warrants

Common Stock Underlying             270,000               $4.90               $1,323,000           $368.00
Representative's Warrants

Warrants Underlying                 67,500                $0.14               $9,450               $3.00
Representative's Warrants

Common Stock Underlying             135,000               $6.86               $926,100             $257.00
Warrants Included in the
Representative's Warrants                                                    ____________          __________

Total                                                                        $10,461,821           $2,909.00


      (1.) Estimated solely for the purpose of calculating the registration fee.


      (2.) No fee is required pursuant to Rule 457(g) under the Securities Act.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

           SUBJECT TO COMPLETION, DATED NOVEMBER , 1998

                          NEOPHARM, INC.

     This Prospectus covers the offer and sale by certain selling securityholders named below of up to 2,079,134 shares (the "Shares") of common stock (the "Common Stock"), par value $.0002145 per share, upon exercise of 1,039,567 warrants to purchase shares of Common Stock, at various exercise prices, of Neopharm, Inc., (the "Company") which consist of:

      (1) 1,674,134 shares of Common Stock issuable upon exercise of 837,067 redeemable common stock purchase warrants (the "Redeemable Warrants");

      (2) 135,000 warrants (the "Representative's Warrants") that we originally issued to National Securities Corporation for acting as the representative of the several underwriters of our initial public offering;

      (3) 270,000 shares of Common Stock that are issuable upon exercise of the Representative's Warrants;

      (4) 67,500 warrants that are issuable upon exercise of the Representative's Warrants, each having an exercise price of $0.14 per warrant, subject to adjustment under certain circumstances; and

      (5) 135,000 shares of Common Stock that are issuable upon exercise of the warrants that are issuable to National
           Securities Corporation upon exercise of the Representative's Warrants.

     Our Common Stock is traded on the AMEX under the symbol "NEO". The closing sale price of the Common Stock as reported by AMEX on November 20, 1998 was $8.875 per share. Our warrants are traded on the AMEX under the Symbol "Neo_T". The closing sale price of the Warrants as reported by AMEX on November 20, 1998 was $8.0625-.

THE SHARES INVOLVE CERTAIN RISKS.  SEE "RISK FACTORS" ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.



             The date of this Prospectus is _________, 1998.

                           FORWARD-LOOKING STATEMENTS

     Certain information contained in, or incorporated by reference into, this Prospectus, includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as indicated by the use of such terms as "may," "will," "expect," "believe," "estimate," "anticipate,"
"intend" or other similar terms or the negative of such terms. Such forward-looking statements include, without limitation, our expectations with respect to future financial results, capital requirements, market growth, new product introductions, potential acquisitions and the like. These statements are based upon information currently available to us and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The principal risks and uncertainties are set forth under the heading "Risk Factors" beginning on page 5 of this Prospectus and are described elsewhere herein and in the documents incorporated herein by reference.

                                   THE COMPANY

     NeoPharm, Inc. is a pharmaceutical company which researches and develops drugs used in the fields of oncology therapeutics and diagnostics. We have developed expertise in identifying, developing, preparing and the regulatory approval process of cancer drugs for both therapeutic and diagnostic purposes. Our goal is to be a leading worldwide oncology drug company, and over the past eight years we have established a portfolio of compounds in various stages of clinical and pre-clinical development.

     Currently we are developing five compounds which all target various forms of cancer, including, (i) therapeutic compounds incorporating second-generation liposomal encapsulation technology: Doxorubicin ("LED"), Paclitaxel ("LEP"), and Raf Antisense ("LE-AON"); (ii) IL-13 Chimeric Protein Exotoxin for therapeutic use, and (iii) Broxine (Registered) (BUdR) for diagnostic applications. Although cancer is the second largest cause of death in the U.S. and there are a large number of new cases of cancer each year, for some types of cancer there are no acceptable treatments while for others the currently available treatments are limited due to severe side effects. Our products under development offer either improvements to currently available technology or new innovative technology that improve the efficacy and reduce the side effects. Before new drugs can be approved by the U.S. Food and Drug Administration (the "FDA"), they must go through several test phases, from pre-clinical trials to Phase I to Phase II and Phase III trials. Our products and the test phases they are in are detailed in the following table:


  Compounds        Development Status                  Cancer Indication
-------------------------------------------------------------------------------

LED              Phase I completed,                 Breast, Prostate,
                 initiated Phase II in June         Hematological
                 1998
-------------------------------------------------------------------------------

LEP              Phase I in September 1998          Ovarian, Breast, Lung
-------------------------------------------------------------------------------

LE-AON           Pre-clinical trials                Head & Neck, Lung, Brain
                 ongoing, initiate Phase I
                 in the 2nd Quarter, 1999
-------------------------------------------------------------------------------

IL-13 Chimeric   Pre-clinical trials                Renal Cell, Brain,
Protein          ongoing, initiate Phase I          Kaposi's Sarcoma, Breast
Exotoxin         in the 1st Quarter, 1999
-------------------------------------------------------------------------------

Broxine          NDA pending before the FDA         Breast, Colon, Prostate,
(Registered)                                        Hematologic

     Our short term goal is to use our proprietary liposomal encapsulation technology to significantly enhance the efficiency and reduce the side effects of currently available chemotherapy compounds such as Doxorubicin (Adriamycin (Registered)) and Paclitaxel (Taxol(Registered)). Through this process of formulation, we are able to establish a new patent position on a proven compound with significantly enhanced safety and efficacy. In June 1998 we entered into Phase II clinical trials for LED in hormone resistant prostate cancer following positive results in Phase I trials and we will enter Phase II/III in treatment resistant breast cancer in the 4th quarter of 1998. Although two other forms of LED are currently on the market, we believe that our product will provide significantly greater benefits based upon our studies to date.

     Recently, we made a significant advance in successfully formulating Liposomal Encapsulated Paclitaxel ("LEP"). Currently, we do not know of any other manufacturer that has been able to produce the complex Paclitaxel molecule in a liposomal encapsulation and that has been issued a worldwide patent on LEP. In May 1998, we published the results of a preclinical animal study demonstrating a superior side effect profile with equal efficacy for LEP when compared to free Taxol(Registered). We believe that this will allow patients to tolerate significantly higher dosage levels of Paclitaxel thereby providing greater therapeutic value in a number of types of cancer tumors.

     Our other products under development include Broxine(Registered) (BUdR), IL-13 Chimeric Protein Exotoxin and another liposomal encapsulated compound, LE-AON. Broxine (Registered) is a compound that we believe will prove useful in characterizing tumor cell growth in nearly all solid tumors, including breast cancer, colon cancer, prostate cancer and hematologic cancer. We filed a NDA for Broxine(Registered) in December 1996 as a prognostic agent in the treatment of breast cancer. In December 1997, the FDA's Oncology Advisory Committee ("ODAC") voted not to recommend this application, but recognized the product as safe in-vivo. Having met with the FDA, gathered new data, and reanalyzed existing data, we intend to file an amendment to our NDA in 1999, for the approval of Broxine(Registered) as an S-Phase labeling marker for breast cancer. The IL-13 Chimeric Protein Exotoxin is a genetically engineered compound incorporating a highly toxic material that destroys the cells once linked to the target receptor on its surface and is targeted to the treatment of renal cancer, brain cancer, Kaposi's Sarcoma and breast cancer. We entered pre-clinical studies in June 1998 and expect to enter Phase I clinical trials in the first quarter of 1999. LE-AON is an antisense drug useful in enhancing the lethality and effectiveness of radiation, especially in the treatment of head and neck cancer, lung cancer and brain cancer. It is currently in animal trials and we expect to enter Phase I clinical trials in early 1999.

     We either own or have been issued patent rights in the U.S. and other major markets, for LED, LEP, LE-AON and IL-13, through our cooperative research and development agreements with academic and governmental cancer institutions. In addition, we have acquired exclusive rights regarding the use and supply of other materials, such as cardiolipin, required for the development, preparation and manufacturing of our liposome products.

     In order to become a leading worldwide oncology drug development company, we have a strategy based on focusing our resources exclusively on the expanding cancer market. To do that, we are developing a balanced portfolio of anti-cancer drugs based on enhancing proven compounds, developing our existing novel therapeutic agents and leveraging our expertise to identify compounds that we can license. Assuming the approval of Broxine(Registered) is granted by the FDA, we plan to use revenues from Broxine(Registered), if approved, to build a domestic sales and marketing infrastructure to support the marketing of other future products and to form working relationships with major international partners for overseas markets. In addition, part of our strategy is also to seek to form strategic alliances with larger pharmaceutical and biotechnology companies to obtain financial and marketing support for certain of our product development activities.

     We were founded in 1990 by scientists specializing in cancer therapy. We have relationships with the FDA, National Cancer Institute ("NCI"), Georgetown University, as well as with established pharmaceutical manufacturers. We currently do not have any products which are approved for sale, and as a result we have no marketing or sales staff, and have conducted our activities through consultants and at university research facilities.

     Our principal executive offices are located at 100 Corporate North, Suite 215, Bannockburn, Illinois 60015, and our telephone number is (847) 295-8678.

                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating NeoPharm and our business.

Development Stage Company; Absence of Profitability

     We are a development stage company and we have been unprofitable since inception. At September 30, 1998 and December 31, 1997, we had accumulated losses since inception of approximately $10,135,008 and $8,358,213, respectively. We probably will continue to incur substantial additional operating losses for at least the next several years and expect cumulative losses to increase as our research and development efforts expand. We have only generated limited amounts of revenue from our license fees and there can be no assurance as to when or whether we will be able to develop other sources of revenue or when or if our operations will become profitable, even if we are able to commercialize some of our products. We have only a limited history of operations consisting primarily of development of our products and sponsorship of research and clinical trials.

No Assurance of Successful Product Development

     Our research and development programs are at various states of development, ranging from the pre-clinical stage, to Phase I and Phase II clinical trials to a pending NDA. Substantial additional research and development will be necessary in order for us to develop products based on our therapeutic and diagnostic agents, and there can be no assurance that our research and development will lead to development of products that are shown to be safe and effective in clinical trials and are commercially viable. Our proposed products will also require clinical testing, regulatory approval and substantial additional investment prior to commercialization. We can not give any assurance that any such products will be successfully developed, prove to be safe and effective in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. Our products may also prove to have undesirable or unintended side effects that may prevent or limit their commercial use. Any product development program undertaken by us may be curtailed, redirected or eliminated at any time. In addition, there have been delays in our testing and development schedules to date and there can be no assurance that our expected testing and development schedules will be met. Delays in our testing and development schedules could have a material adverse effect on our financial condition and results of operations.

Dependence on Collaborative Relationships

     Our Broxine(Registered) (BUdR) product has been the subject of a cooperative research and development agreement (a "CRADA") with the NCI. Under the terms of the NCI CRADA, we received exclusive rights to the data generated with respect to Broxine(Registered) by NCI for certain indications contained in the NCI CRADA. The NCI CRADA provided that we may sponsor and help support clinical studies, pay for the cost of producing Broxine(Registered) used in clinical trials and, to the extent supported by clinical results, file appropriate new drug applications (called "NDAs") with the FDA. The NCI CRADA expired on September 14, 1998, and is being replaced by a Clinical Trials Agreement ("CTA") with the NCI which will allow us to continue our collaborative efforts with the NCI and complete the work started under the NCI CRADA on a non fee basis. We anticipate execution of the CTA in the near future. Because Broxine(Registered) is not covered by patents or patent applications, our exclusive access to the clinical data collected by NCI and its investigators and its other rights under the NCI CRADA and the CTA represent the principal competitive advantage for us in the development and eventual commercialization of Broxine(Registered). Furthermore, the collaborative nature of our relationship with the NCI is of significant importance for the conduct of clinical trials. Accordingly, our inability to enter into the CTA would be materially adverse to our Broxine(Registered) program, could require curtailment or termination of that program and could therefore have a material adverse effect on our business, financial condition and results of operations.

     Our IL-13 product is the subject of a CRADA with the FDA (the "FDA CRADA"). Under the terms of the FDA CRADA, we have extensive rights to the development of this compound with the FDA and the data generated in collaboration with the FDA during the term of the FDA CRADA. The FDA CRADA provides that we may sponsor clinical studies, pay for the cost of producing product used in clinical trials and, to the extent supported by clinical results, file appropriate NDAs with the FDA. The term of the FDA CRADA extends through October 2001, although the agreements may be terminated by either party upon 60 days advance notice without cause. The collaborative nature of our relationship with the FDA is of significant importance for the conduct of the clinical trials. Accordingly, termination of the FDA CRADA would be materially adverse to our development program, could require curtailment or termination of such program, and could therefore have a material adverse effect on our business, financial condition and results of operations.

     We have entered into license and sponsored research agreements with Georgetown University ("Georgetown") relating to liposome encapsulated
Doxorubicin ("LED"), liposome encapsulated Paclitaxel ("LEP"), and liposome encapsulated antisense oligodeoxy-nucleotides ("LE-AON"). Under these agreements, we are obligated to sponsor certain research activities at Georgetown relating to liposome-encapsulating chemotherapeutic agents. We are also obligated to pay Georgetown royalties on commercial sales of the liposome products. We have paid $55,000 in advance royalty payments to Georgetown. In the event that we are unable to successfully commercialize our liposome products, we would be unable to recoup these advance royalty payments. The licenses are generally not terminable by Georgetown, except in the event of a default by us. Any such default and resulting termination of the licenses would be materially adverse to our liposome program, could require curtailment or termination of such program and could therefore have a material adverse effect on our business, financial condition and results of operations.

Additional Collaborative Relationships

     We may seek additional collaborative relationships in certain areas, particularly in situations where we believe that the clinical testing, marketing, manufacturing and other resources of pharmaceutical collaborators will enable us to access more effectively particular product or geographic markets. Our inability to contract, on acceptable terms and with qualified suppliers, for the manufacture of any products which they develop, or delays or difficulties in our relationships with collaborators, suppliers or manufacturers, would have a material adverse effect on us.

Future Capital Needs; Fixed Commitments

     We require substantial funds to conduct research and development, pre-clinical and clinical testing and to manufacture and market our proposed products. Our cash requirements may vary materially from those now planned. We may seek to satisfy our future funding requirements through additional public or private offerings of securities, with collaborative or other arrangements, with corporate partners or from other sources. Additional financing may not be available when needed or be on terms acceptable to us. If adequate financing is not available, we may be required to delay, scale back or eliminate certain of our research and development programs, to relinquish rights to certain of our technologies, therapeutic and diagnostic agents, product candidates or products, or to license third parties to commercialize products or technologies that we would otherwise seek to develop ourself. To the extent we raise additional capital by issuing equity securities, ownership dilution to the current stockholders will result.

     Our fixed commitments, including consulting fees for consultants, rent, payments under license agreements and other contractual commitments are substantial and are likely to increase as additional agreements are entered into and additional personnel are retained.

No Manufacturing, Marketing, or Sales Resources

     We do not have internal manufacturing, marking or sales resources. Since we focus on research and development and have limited resources, we do not anticipate spending a material amount of cash to acquire resources and develop capabilities in these areas. Our manufacturing strategy will be to develop manufacturing relationships with established pharmaceutical manufacturers for production of products. We can give no assurance that we will be able to enter into manufacturing agreements on commercially reasonable terms, if at all.

No Clinical Testing or Regulatory Capability

     As we develop compounds with commercial potential, it will be necessary for us to hire additional personnel skilled in the clinical testing and the regulatory compliance processes. We can not give any assurance that we will successfully complete clinical testing of, obtain regulatory approval for, or manufacture or market any product we may develop, either independently or pursuant to manufacturing or marketing arrangements. Should we seek to enter into third-party arrangements, there can be no assurance that such arrangements can be successfully negotiated on commercially reasonable terms or that any such arrangements, if entered into, will be successful.

Uncertain Ability to Protect Patents and Proprietary Information

     Because of the substantial length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the pharmaceutical industry places considerable importance on patent and trade secret protection for new technologies, products and processes. Broxine (Registered) (BUdR) however, is not currently the subject of patents or patent applications, and we do not expect to obtain patent protection for our Broxine(Registered) product. The lack of patent protection could have a material adverse effect on our operations. We have obtained licenses to 10 United States patent applications and have 16 other issued or allowed patent applications outside the U.S. No assurance can be given that any patents under pending applications or any future patent applications will be issued. Furthermore, there can be no assurance that the scope of any patent protection will exclude competitors or provide competitive advantages to us, that any of our patents that may be issued will be held valid if subsequently challenged or that others will not claim rights in or ownership to the patents and other proprietary rights held by us. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to our know-how or that others may not be issued patents that may require licensing and the payment of significant fees or royalties by us for the pursuit of our proposed business.

     The patent position of participants in the pharmaceutical field generally is highly uncertain, involves legal and factual questions and has recently been the object of much litigation. Accordingly, we could incur substantial costs in defending ourself in suits that may be brought against us claiming infringement of the patent rights of others or in asserting our patent rights in a suit against another party. We may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office ("USPTO") for the purpose of determining the priority of inventions in connection with our patent applications or those of other parties. Adverse determinations in litigation or interference proceedings could require us to seek licenses (which may not be available on commercially reasonable terms, if at all) or subject us to significant liabilities to third parties, and could therefore have a material adverse effect on us.

     We also rely on trade secrets, know-how and technological advantage to protect the technology we develop. Although we use confidentiality agreements and employee proprietary information and invention assignment agreements to protect our trade secrets and other unpatented know-how, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.

Relationships with Other Entities; Conflicts of Interest

     Messrs. John N. Kapoor and Kevin M. Harris, who each hold executive positions with us, are also associated with EJ Financial Enterprises, Inc., a healthcare investment firm which is wholly owned by John N. Kapoor ("EJ Financial"). On July 1, 1994, we entered into a Consulting Agreement with EJ Financial. The Consulting Agreement provides that we will pay EJ Financial $125,000 per year (paid quarterly) for certain business and financial services, including having certain officers of EJ Financial serve us as officers. EJ Financial is involved in the management of healthcare companies in various fields, and Messrs. Kapoor and Harris are involved in various capacities with the management and operation of these companies. The John N. Kapoor Trust (the "Trust"), the beneficiary of which is Dr. John Kapoor, is a principal shareholder of each of these companies as well as the Company.

     Further, as of September 30, 1998, the Trust entered into a Line of Credit Agreement with us (the "Credit Agreement") pursuant to which we may borrow up to $3,000,000 at a rate equal to 2% (two hundred basis points) over the "prime rate" announced from time to time by The Northern Trust Bank of Chicago. Loans under the Credit Agreement are secured by a Continuing Security Agreement which provides the Trust with a security interest in our assets.

     Mr. Harris, who is currently our Chief Financial Officer, is also the Director of Taxes and Planning of EJ Financial. Accordingly, Mr. Harris will not devote all of his working hours to our affairs. In addition, certain companies with which EJ Financial is involved are in the oncology field. Although these companies are pursuing different therapeutic approaches for the treatment of cancer, discoveries made by one or more of these companies could render our products less competitive or obsolete.

     Members of our Scientific Advisory Board are employed on a full-time basis by academic or research institutions. These individuals will to devote only a portion of their time to our business and research activities. Except for work performed specifically for and at our direction, the inventions or processes discovered by our consultants and scientific advisors will not become our property but will be the intellectual property of other institutions which they may have an affiliation. In such event, it would be necessary for us to obtain licenses to such technology from such institutions. In addition, invention assignment agreements executed by Scientific Advisory Board members and consultants in connection with their relationships with us may be subject to the rights of their primary employers or other third parties with whom such individuals have consulting relationships.

Industry Subject to Intense Competition

     Competition in developing pharmaceutical and biologically-derived products for the treatment of cancer is intense. Many of our potential competitors have substantially greater capital, research and development capabilities and human resources than us. Furthermore, many of these competitors have significantly greater experience than we do in undertaking pre-clinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. If we are permitted to commence commercial sales of any product, we will also be competing with companies that have greater resources and experience in manufacturing, marketing and sales. Our competitors may succeed in developing products that are more effective, less costly, or have a better side effect profile than any that we may develop, and such competitors may also prove to be more successful than us in manufacturing, marketing and sales. Competitive developments could render our proposed products noncompetitive or obsolete.

Industry Subject to Technological Changes and Uncertainty

     The pharmaceutical field is characterized by extensive research efforts and rapid technological progress. New developments in oncology, cancer therapy, medicinal pharmacology, and other fields are expected to continue at a rapid pace in both industry and academia. We can give no assurance that research and discoveries by others will not render some or all of our proposed programs or products noncompetitive or obsolete.

No Assurance of FDA Approval; Government Regulation

     The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of the types of products that we are developing through lengthy and detailed laboratory and clinical testing procedures and other costly and time consuming procedures. Satisfaction of these requirements typically takes a number of years and varies substantially based upon the type, complexity and novelty of the pharmaceutical. There can be no assurance that FDA or other regulatory approval for any products developed by us will be granted on a timely basis, or at all. Further, there can be no assurance that we will have sufficient resources to complete the required regulatory review process, or that we can overcome the inability to obtain, or delays in obtaining, such approvals. Failure to obtain FDA approval for our products under development, would preclude us from marketing and selling our products in the United States. Failure to receive such FDA approval would have a material adverse effect on our business and would likely require us to cease operations.

     The production and marketing of our proposed products, as well as our ongoing research and development activities, are also subject to regulation by governmental agencies of the United States and other countries. Government regulation may delay marketing of our products for a considerable period of time, impose costly procedures upon our activities and furnish a competitive advantage to our competitors. Any delay in obtaining, or failure to obtain, FDA or other necessary regulatory approvals would adversely affect the marketing of our products and the ability to generate product revenue. Marketing and manufacturing of pharmaceuticals are also subject to continuing FDA review and surveillance and failure to comply with regulations or discovery of previously unknown problems can result in FDA action against the product or the manufacturer, including fines, recalls, product seizures, and suspension or withdrawal of previously granted regulatory approvals.

Uncertain Availability of Health Care Reimbursement; Health Care Reform

     Our ability to commercialize human therapeutic products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and others. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance of the availability of adequate third-party insurance reimbursement coverage that enables us to establish and maintain price levels sufficient for realization of an appropriate return on our investment in developing new therapies. We believe government and other third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of our therapeutic products, the market acceptance of these products would be adversely affected.

     Healthcare reform proposals have been introduced in Congress and in various state legislatures. We do not know whether any health care reform legislation will be enacted at the federal level, or what actions governmental and private payers may take in response to the suggested reforms. We cannot predict whether any reforms will be implemented, if ever, or the effect of any implemented reforms on our business. Such reforms, if enacted, may affect the availability of third-party reimbursement for products developed by us as well as the price levels at which we are able to sell such products. In addition, if, and to the extent that, we are able to commercialize products in overseas markets, our ability to achieve success in such markets will depend, in part, on the health care financing and reimbursement policies of such countries.

No Product Liability Insurance

     We do not have any product liability insurance and our business exposes us to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. Although we plan to obtain product liability insurance when and if our products become commercially available, there can be no assurance that we will be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Claims or losses in excess of any liability insurance coverage we obtain could have a material adverse effect on our business and prospects.

Litigation Involving Our Chairman

     John N. Kapoor, our Chairman and principal stockholder, was previously the Chairman and President of Lyphomed Inc. ("Lyphomed"). Fujisawa Pharmaceutical Co. Ltd. ("Fujisawa") was a major stockholder of Lyphomed from the mid-1980s until 1990, at which time Fujisawa completed a tender offer for the remaining shares of Lyphomed, including the shares held by Dr. Kapoor. Fujisawa filed suit in federal district court in Illinois against Dr. Kapoor alleging that between 1980 and 1986 Lyphomed filed a large number of allegedly fraudulent new drug applications with the Food and Drug Administration ("FDA"), in violation of FDA rules, and that Dr. Kapoor's failure to disclose these violations to Fujisawa constituted a violation of federal securities laws and the Racketeer Influenced and Corrupt Organizations Act (RICO). Fujisawa also alleged state common-law claims of constructive trust, fraud, breach of fiduciary duties and breach of warranty against Dr. Kapoor. In addition to substantial monetary relief, among the relief sought by Fujisawa is a constructive trust on the assets of Dr. Kapoor, which assets may involve Dr. Kapoor's shares of our Common Stock or rights to acquire shares of our Common Stock.

     Dr. Kapoor has vigorously defended himself against all these allegations. In the federal lawsuit, Dr. Kapoor's motion for summary judgement was granted by the trial court. However, the Seventh Circuit Court of Appeals subsequently reversed, in part, the trial court's decision, reinstating the RICO claims against Dr. Kapoor. Dr. Kapoor's subsequent motion for summary judgment was denied and the matter has been referred to a special master for mediation discussions. It is anticipated that in the absence of resolution of the matter, a trial would be held in late 1999 or early in 2000. Fujisawa's claims under state law against Dr. Kapoor are also pending. A related suit filed by Dr. Kapoor in Delaware Chancery Court seeking to require Lyphomed to advance to Dr. Kapoor the cost of his defense to all of Fujisawa's lawsuits was decided in Dr. Kapoor's favor and that decision was subsequently affirmed by the Delaware
Supreme Court. Finally, a countersuit filed by Dr. Kapoor against Fjuisawa in the Circuit Court of Cook County for breach of contract was dismissed without prejudice with the court determining that the proper forum for such an action was as part of the pending federal lawsuit. The decision of the lower court was affirmed on appeal and Dr. Kapoor has now filed a counterclaim for breach of contract as part of the federal court action.

     Although we are not a party to these suits, a significant monetary or other judgment, settlement, or the imposition of the constructive trust against Dr. Kapoor could have a material adverse effect on us.

Potential Adverse Effect of Shares Eligible for Future Sale

     Future sales of Common Stock by existing stockholders under Rule 144 of the Securities Act of 1933, as amended, or through the exercise of outstanding registration rights or otherwise could have an adverse effect on the market price of our securities. Of the 8,195,810 shares of Common Stock outstanding as of November 20, 1998, 3,533,935 shares are freely transferable without restriction or further registration under the Securities Act. The remaining 4,661,875 shares are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144") and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including exemptions provided by Rule 144.

Concentration of Ownership

     As of November 20, 1998, our directors and officers beneficially owned in the aggregate 5,116,879 shares of Common Stock representing approximately 58.65% of the outstanding shares of Common Stock. Accordingly, our officers and directors have the ability to elect a majority of our directors and otherwise control our operations.

Absence of Dividends

     We have never declared or paid cash dividends on our Common Stock and do not intend to pay any cash dividends in the foreseeable future.

Price Volatility

     The stock market has experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the securities of many publicly traded pharmaceutical or biotechnology companies have in the past been, and can in the future be expected to be, especially volatile.

Effect of Redemption of Redeemable Warrants

     Since July 25, 1997, our Redeemable Warrants have been subject to redemption at $0.01 per Redeemable Warrant on thirty (30) days prior written notice to the Warrantholders if the average closing sale price of the Common Stock equals or exceeds $5.60 per Share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If we redeem the Redeemable Warrants, holders of the Redeemable Warrants will lose their rights to exercise the Redeemable Warrants after the expiration of the 30 day notice of redemption period. Upon receipt of a notice of redemption, holders would be required to:
(i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the Warrants at the current market price, if any, when they might otherwise wish to hold the Warrants, or (iii) accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption.

Legal Restrictions on Sales of Shares Underlying the Redeemable Warrants

     The Redeemable Warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of Common Stock issuable upon exercise of such securities, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Redeemable Warrants. The Redeemable Warrants may be deprived of value if a current prospectus covering the shares of Common Stock issuable upon the exercise of the Redeemable Warrants is not kept effective.

     Purchasers may buy Redeemable Warrants in the aftermarket or may move to jurisdictions in which the shares underlying the Redeemable Warrants are not so registered or qualified during the period that the Redeemable Warrants are exercisable. In this event, we would be unable to issue shares to those persons desiring to exercise their Redeemable Warrants, and holders of Redeemable Warrants would have no choice but to attempt to sell the Redeemable Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

Limitation of Liability and Indemnification

     Our Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law ("Delaware Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our By-laws provide that we must indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law. We have entered into indemnification agreements with our officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware Law. We may be required pursuant to Delaware Law, our By-laws or the indemnification agreements to indemnify our officers and directors against certain liabilities that may arise by reason of the status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.

Year 2000 Compliance

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. We have conducted a review of our computer systems and management believes that we will not be materially impacted by the Year 2000 issue.

     We are currently performing a compliance survey of our critical vendors, although we presently have very little information concerning their Year 2000 compliance status. In the event that any such key suppliers do not achieve Year 2000 compliance in a timely manner, or at all, our business or operations could be adversely affected.

Forward-Looking Information and Associated Risk

     This Prospectus contains various forward looking statements. These statements are based upon management's current beliefs as well as assumptions made by management based upon information currently available to it. These statements are subject to various risks and uncertainties, including those described above, as well as potential changes in economic or regulatory conditions generally which are beyond our control. Should one or more of those risks materialize or changes occur, or should management's assumptions prove incorrect, our actual results may vary materially from those anticipated or projected.

                                 USE OF PROCEEDS

     If all of the holders of the Redeemable Warrants exercise such Redeemable Warrants for shares of our Common Stock, we would receive approximately $8,203,257. However, since July 25, 1997, the Redeemable Warrants have been subject to redemption at $0.01 per Redeemable Warrant on thirty (30) days prior written notice to the warrantholders if the average closing sale price of our Common Stock as reported by AMEX equals or exceeds $5.60 for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date and notice of redemption. In the event that all of the holders of the Representative's Warrants elect to exercise their Representative's Warrants for shares of Common Stock, for cash, the Company will receive $1,323,000. The Representative's Warrants, however, may be exercised on a cashless basis. If the Representative's Warrants are exercised on a cashless basis, the Company will not receive any cash proceeds upon the exercise of the Representative's Warrants. In addition, in the event that all of the holders of the Representative's Warrants elect to exercise the warrants underlying the Representative's Warrants, the Company will receive an additional $935,550. Any proceeds we receive upon exercise of the Redeemable Warrants and/or the Representative's Warrants will be used for working capital, to reduce the debt owed to the principal shareholder under the Line of Credit and for other general corporate purposes. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisers to the Selling Securityholders) in connection with the registration of the shares being offered by the Selling Securityholders.

                             SELLING SECURITYHOLDERS

     The following table sets forth certain information provided to us, as of October 31, 1998, with respect to the number of shares of Common Stock, Redeemable Warrants, warrants issuable upon exercise of the Representative's Warrants, each having an exercise price of $0.14 (solely for purposes of this Selling Securityholders Section, the "Warrants") beneficially owned by each of the Selling Securityholders both before and after the sale of the shares offered hereby.

     The number of shares shown in the following table as being offered by the Selling Securityholders does not include such presently indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends and similar transactions, but which shares are, in accordance with Rule 416 under the Securities Act, included in the Registration Statement of which this Prospectus forms as part.

     Any or all of the shares of Common Stock listed below may be offered for sale pursuant to this Prospectus by the Selling Securityholders from time to time. Accordingly, no estimate can be given as to the amount of shares of Common Stock that will be held by the Selling Securityholders upon consummation of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of Common Stock since the date on which the information regarding their Common Stock was provided, in transactions exempt from the registration requirements of the Securities Act.

     Beneficial ownership of the securities held by the Selling Securityholders after this offering will depend on the number of securities sold by each Selling Securityholder in this offering. Except as indicated in this Prospectus, none of the Selling Securityholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. See "Plan of Distribution."

     The shares covered by this Prospectus may be offered from time to time by the Selling Securityholders named below:




                                   Amount of      Amount of      Percent of
                                   Securities     Securities     Securities
                                   Being          Owned After    Owned After
Name of Selling Securityholder     Registered     Offering       Offering
---------------------------------  -----------    ------------   ------------

National Securities Corporation
   Common Stock..................     48,600           0              *
   Redeemable Warrants...........          0
   Warrants......................     12,150           0              *


Steven A. Rothstein
   Common Stock..................      5,400           0              *
   Redeemable Warrants...........          0           0              *
   Warrants......................      1,350           0              *


Michael M. LeConey
   Common Stock..................     44,000           0              *
   Redeemable Warrants...........          0           0              *
   Warrants......................     10,800           0              *

Madeline Littman
   Common Stock..................      3,870           0              *
   Redeemable Warrants...........          0           0              *
   Warrants......................      1,080           0              *


Daniel L. Hamilton
   Common Stock..................      8,600           0              *
   Redeemable Warrants...........          0           0              *
   Warrants......................      2,160           0              *


Michael K. Hsu
   Common Stock..................     73,530           0              *
   Redeemable Warrants...........          0           0              *
   Warrants......................     18,360           0              *


Jessy Dirks
   Common Stock..................     43,000           0              *
   Redeemable Warrants...........          0           0              *
   Warrants......................     10,800           0              *


Raymond L. Dirks
   Common Stock..................     43,000           0              *
   Redeemable Warrants...........          0           0              *
   Warrants......................     10,800           0              *


John N. Kapoor
   Common Stock..................    287,004      2,125,409(1)       26%
   Redeemable Warrants...........    143,502           0              *
   Warrants......................          0           0              *


*Less than 1%

     (1) Includes 1,511,624 shares of Common Stock held by the John N. Kapoor Trust, dated September 20, 1989, of which Dr. Kapoor is the sole trustee and sole beneficiary. The address of the Trust is 225 East Deerpath, Suite 250, Lake Forest, Illinois 60045. The Trust also owns warrants to purchase 287,004 shares of Common Stock, which are assumed to have been exercised for purposes of disclosing the ownership indicated. The amount shown also includes 300,000 shares which are held by the John N. Kapoor Charitable Trust (the "Charitable Trust") of which Dr. Kapoor disclaims beneficial ownership of the shares held by the Charitable Trust. The amount shown does not include 1,550,453 shares of Common Stock which are owned by the John N. Kapoor 1994-A Annuity Trust (the "Annuity Trust") of which the sole trustee is Editha Kapoor, Dr. Kapoor's spouse. In addition, the amount shown does not include 310,848 shares of Common Stock which are owned by four trusts which have been established for Dr. Kapoor's children (the "Childrens' Trusts") of which the sole trustee is Dr. Kapoor's spouse, Editha Kapoor. Dr. Kapoor disclaims beneficial ownership of the shares held by the Annuity Trust and the Childrens' Trusts.

                             PLAN OF DISTRIBUTION

     The offering of the shares of Common Stock is not being underwritten, and we will receive no proceeds from this Offering but will receive proceeds from the exercise of the Redeemable Warrants and possibly from the exercise of the Representative's Warrants. The Selling Securityholders (or, subject to applicable law, their pledgees, distributees, transferees or other successors in interest) may offer their shares at various times in one or more of the following transactions:

  - on the AMEX or any other exchange where the Common Stock is listed;
  - in the over-the-counter market;
  - in negotiated transactions not on an exchange or over-the-counter;
  - in connection with short sales of our Common Stock;
  - by pledge to secure debts or other obligations;
  - in connection with the writing of call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or
  - in a combination of any of the above transactions.

     The Selling Securityholders also may sell shares that qualify under Rule 144 of the Securities Act, where applicable.

     The Selling Securityholders may sell the shares through public or private transactions at prevailing market prices, or at prices related to such prevailing market prices or at privately negotiated prices. Sales of the shares of the Selling Securityholders, or even the potential for such sales, would likely have an adverse effect on the market price of our outstanding securities.

     The Selling Securityholders may use broker-dealers to sell the shares. In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     If broker-dealers are used, they will either receive discounts or commissions from the Selling Securityholders, or they will receive commissions from the purchasers of shares from whom they acted as agents. The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not bid for or purchase shares of Common Stock during a period which commences one business day (five business days, if our public float is less than $25 million or our average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our Common Stock by such Selling Securityholder.

     At the time a particular offer of shares is made by or on behalf of the Selling Securityholders, or by us upon exercise of the Redeemable Warrants, a prospectus will be delivered to the extent required by the Securities Act.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Selling Securityholder securities may not simultaneously engage in market-making activities with respect to any of our securities during the applicable "cooling off" period (currently a period of up to five business days) prior to the commencement of such distribution. In addition, each Selling Securityholder desiring to sell Redeemable Warrants will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the securities by such Selling Securityholders.

     We have agreed to pay substantially all of the expenses incident to the registration of all of the securities covered under this Prospectus, other than transfer taxes, if any, and commissions and discounts of dealers and agents.

                                  LEGAL MATTERS

     The validity of the issuance of the Securities offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                     EXPERTS

     The financial statements at December 31, 1997 appearing in our Annual Report on Form 10-K, as amended, for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, and at the following regional offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York, 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois, 60661. Copies can also be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549, upon payment of prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800)SEC-0300. Our SEC filings are available to you on the SEC's Internet site at http://ww.sec.gov. Our Common Stock and Redeemable Warrants are quoted on the AMEX.

     This Prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are not included in this Prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference Room of the SEC described above, and copies of such material may be obtained from such office upon payment of the fees prescribed by the SEC.

                                MATERIAL CHANGES

     Mr. James M. Hussey joined us in March 1998 as our President, Chief Executive Officer and a member of our Board of Directors. We entered into an employment agreement with Mr. Hussey which is terminable by either us or Mr. Hussey upon ninety (90) days written notice.

Under the terms of the employment agreement, Mr. Hussey is paid an annual salary of $250,000 and is eligible for a bonus payment of up to 80% of that salary based on the achievement of strategic performance goals established by our Board.

     Under the terms of his employment contract, we granted Mr. Hussey options to purchase 400,000 shares of our Common Stock. The options become exercisable for 25% of the covered shares on January 12, 1999 and will become exercisable with respect to an additional 25% on each annual anniversary thereafter until exercisable in full unless terminated in accordance with our 1995 Stock Option Plan.

     In April, 1998, Dr. Lewis Strauss joined us as Vice President-Chief Medical Officer. Under the terms of his employment, Dr. Strauss is paid an annual salary of $140,000 and is eligible for a bonus payment of up to 50% of that salary based on the achievement of strategic performance goals established by our Board. In addition, under the terms of his employment, we granted Dr. Strauss options to purchase 20,000 shares of our Common Stock. The options become exercisable for 25% of the covered shares on April 6, 1999 and will become exercisable with respect to an additional 25% on each annual anniversary thereof until exercisable in full unless terminated in accordance with the terms of the 1995 Stock Option Plan.

     In June 1998, Mr. Kevin M. Harris joined the Company as Secretary and Chief Financial Officer. Mr. Harris, who is also currently the Director of Taxes and Planning for EJ Financial, an entity controlled by our principal shareholder, Dr. John N. Kapoor, does not receive a salary for his services. Upon joining us, however, Mr. Harris was granted a stock option for 12,000 shares which will become exercisable with respect to 25% of the covered shares beginning July 23, 1999 and will become exercisable with respect to an additional 25% on each annual anniversary thereof until exercisable in full unless terminated.

     In July 1998, Mr. Sander A. Flaum joined us as a Director. Mr. Flaum is President and CEO of Robert A. Becker EURO/RSCG. Prior to becoming President of Becker in 1991, Mr. Flaum was Marketing Director of Lederle Pharmaceuticals, a division of American Cyanamid Corporation.

     On July 23, 1998, our Board of Directors adopted the 1998 Equity Incentive Plan (the "Equity Incentive Plan"), which will be submitted to our stockholders for their approval at or before the 1999 Annual Meeting of Stockholders.

     Under the Equity Incentive Plan, the Board as a whole or a committee of outside directors (the "Administrator") is authorized to award stock options, restricted stock, performance shares, performance units and bonus stock. The
Equity Incentive Plan has a 10-year term and, subject to anti-dilution adjustments, a maximum of 2,000,000 shares of Common Stock may be delivered pursuant to awards of options, restricted stock or bonus stock). All full-time employees, as well as consultants and directors of the Company, are eligible to receive awards.

     The Administrator has the discretion to determine the persons to whom awards shall be made and, subject to the terms of the Equity Incentive Plan, the terms and conditions of each award. The Administrator may, among other things, cancel outstanding awards and grant substitute awards with an exercise price determined by reference to the value of the Common Stock on the date of the substitute awards, accelerate vesting and waive terms and conditions of outstanding awards and permit eligible employees or consultants to elect, prior to earning compensation, to acquire options in lieu of receiving such compensation. All awards will be fully vested upon a change of control (as defined in the Equity Incentive Plan) of the Company.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to these documents. This information incorporated by reference is considered to be part of this Prospectus and later information we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we are incorporating by reference are:

        (a)our Annual Report on Form 10-K for the year ended December 31, 1997, filed with the SEC on March 31, 1998 and amended on April 30, 1998;

        (b)our Definitive Proxy Statement dated May 11, 1998, filed with the SEC on May 28, 1998 in connection with our 1998 Annual Meeting of Stockholders;

        (c)our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the SEC on May 15;

        (d)our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the SEC on August 14, 1998; and

        (e)our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the SEC on November 16, 1998; and

        (f)the description of our Common Stock contained in our Registration Statement on Form 8-A, as amended, filed with the SEC, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of any of these filings at no cost by writing or telephoning us at the following address: 100 Corporate North, Suite 215, Bannockburn, Illinois, 60015, Attn: Investor Relations.

     You should rely on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this document is accurate as of any date other than the date on the front of this document. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

                         TABLE OF CONTENTS
                                                               Page
FORWARD-LOOKING STATEMENTS........................................2

THE COMPANY.......................................................5

RISK FACTORS......................................................5

USE OF PROCEEDS..................................................13

SELLING SECURITYHOLDERS..........................................14

PLAN OF DISTRIBUTION.............................................16

LEGAL MATTERS....................................................17

EXPERTS..........................................................17

WHERE YOU CAN FIND MORE INFORMATION..............................17

MATERIAL CHANGES.................................................17

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................19

                                2,079,134 Shares
                                       and
                                 67,500 Warrants



                                 NEOPHARM, INC.



                                  Common Stock




                                   PROSPECTUS







                             _________________, 1998

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.



     The following table sets forth an itemized statement of all estimated expenses, all of which will be paid by the Company, in connection with the issuance and the distribution of the securities being registered.


      SEC Registration Fee......................      $2,909

      Accounting Fees and Expenses..............      $2,500

      Legal Fees and Expenses...................     $25,000

      Printing Fees and Expenses................      $5,000

      Miscellaneous.............................      $5,091
                                                    ______________
      Total.....................................     $40,500


Item 15.  Indemnification of Directors and Officers.

     The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

     Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions and agreements, the Company has been informed that in the opinion of the staff of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits

3.1 Certificate of Incorporation, as amended filed with the Commission as Exhibit 3.1 to the Company's Registration
      Statement on Form S-1 (File No. 33-90516), is incorporated by reference.

3.2 Bylaws of the Registrant, as amended filed with the Commission as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-90516), is incorporated by reference.

5.1   Opinion of Orrick, Herrington & Sutcliffe LLP

23.1  Consent of Arthur Andersen LLP

23.2  Consent of Orrick,  Herrington  & Sutcliffe  LLP (See Exhibit 5.1)

24.1  Power of Attorney (See page II-4)

Item 17.  Undertakings.

      The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, on the 20th day of November, 1998.

                                    NEOPHARM, INC.


                                    /s/James M. Hussey
                                    ----------------------------------------
                                    By:  James M. Hussey
                                    President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James M. Hussey and Kevin M. Harris and each of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto,
(ii) act on, sign and file with the Securities and Exchange Commission any registration statement relating to this Offering that is to be effective upon filing pursuant to the Securities Act of 1933, as amended, (iii) act on, sign and file with the Securities and Exchange Commission any exhibits to such registration statement or pre-effective or post-effective amendments, (iv) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (v) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (vi) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT  TO  THE   REQUIREMENTS  OF  THE  SECURITIES  ACT  OF  1933,  THIS
REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


      Signature                      Title                          Date

/s/John N. Kapoor             Director, Chairman of the        November 20, 1998
------------------------      Board
   Dr. John N. Kapoor

/s/James M. Hussey            Director, President, and         November 20, 1998
------------------------      Chief Executive Officer
   Mr. James M. Hussey        (Principal Executive Officer)

/s/Anatoly Dritschilo         Director                         November 20, 1998
------------------------
   Dr.Anatoly Dritschilo

/s/Aquilur Rahman             Director, Chief Scientific       November 20, 1998
------------------------      Officer
   Dr. Aquilur Rahman

/s/Sandar A. Flaum            Director                         November 20, 1998
------------------------
   Mr. Sander A. Flaum

/s/Erick E. Hanson            Director                         November 20, 1998
------------------------
   Mr. Erick E.Hanson

/s/Kevin M. Harris            Chief Financial Officer          November 20, 1998
------------------------      (Principal Financial
   Mr. Kevin M. Harris        Officer and Principal
                              Accounting Officer)

                                                        EXHIBIT 5.1

                 LETTEHEAD OF ORRICK, HERRINGTON & SUTCLIFFE LLP

                                November 30, 1998

Neopharm, Inc.
100 Corporate North
Suite 215
Bannockburn, Illinois 60015

           Re:  Neopharm, Inc.
                Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we are rendering this opinion in connection with the proposed issuance of up to 2,079,134 shares of Common Stock, $.0002145 par value ("Common Stock"), of Neopharm, Inc., a Delaware corporation (the "Company") upon exercise of Redeemable Common Stock Purchase Warrants.

     We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warrants contained in the records, documents, instruments, and certificates we have reviewed.

     Based on such examination, we are of the opinion that the 2,079,134 shares of Common Stock to be issued by the Company are validly authorized shares of Common Stock, and, when issued, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-3 and to the use of our name wherever it appears in said Registration Statement. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

                               Very truly yours,


                               /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP
                               ORRICK, HERRINGTON & SUTCLIFFE LLP

                                                       EXHIBIT 23.1



                Consent of Independent Public Accountants

      As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 2, 1998, incorporated by reference in Neopharm, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997, as amended, and to all references to our Firm included in this registration statement.

                                                ARTHUR ANDERSEN LLP



Chicago, Illinois
November 30, 1998